Exhibit 21.1

Subsidiaries of Instructure Holdings, Inc.

Name	Jurisdiction
Instructure Intermediate Holdings II, LLC	Delaware, U.S.A.

Instructure Intermediate Holdings III, LLC	Delaware, U.S.A.

Instructure Holdings, LLC	Delaware, U.S.A.

Instructure, Inc.	Delaware, U.S.A.

MasteryConnect, Inc.	Delaware, U.S.A.

TE21, Inc.	South Carolina, U.S.A.

Portfolium, LLC	Delaware, U.S.A.

Kimono, LLC	Utah, U.S.A.

Concentric Sky, LLC	Oregon, U.S.A.

LearnPlatform, Inc.	Delaware, U.S.A.

Practice XYZ, LLC	Delaware, U.S.A.

Instructure Global Holdings LLP	United Kingdom

Instructure Holding LLC	Delaware, U.S.A.

Instructure Global Ltd.	United Kingdom

Instructure Australia Pty. Ltd.	Australia

Instructure Singapore Pte Ltd.	Singapore

Instructure Netherlands BV	Netherlands

Instructure Hong Kong Ltd.	Hong Kong

Instructure Information Technology (Shanghai) Company Limited	The Republic of China

EesySoft Software International BV	Netherlands

Instructure Sweden AB	Sweden

Instructure Hungary Kft	Hungary

Instructure Licenciamento De Software Ltda.	Brazil

Instructure Mexico, S. de R.L. de C.V.	Mexico